Exhibit 99.1

MEDINA INTERNATIONAL CORP.
18 Halevna Street
Timrat, Israel 23840
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APPOINTMENT OF FORMER PRIME MINISTER OF ISRAEL EHUD BARAK TO ADVISORY BOARD

April 6, 2006 – Medina International Corp. (OTCBB – MDIN) (“Medina” or “the Company”), announces today the appointment of Mr. Ehud Barak to its advisory board.

In April 1983, Maj.Gen. Barak was appointed Head of the Intelligence Branch at the Israel Defence Forces (IDF) General Headquarters. In January 1986, he was appointed Commander of the IDF Central Command, and in May 1987 was appointed Deputy Chief-of-Staff.

In April 1991, he assumed the post of the 14th Chief of the General Staff and was promoted to the rank of Lt. General, the highest in the Israeli military. He played a central role in finalizing the peace treaty with Jordan, signed in 1994.

General Barak was awarded the “Distinguished Service Medal” and four other citations for courage and operational excellence. Ehud Barak holds a B.Sc. in Physics and Mathematics from the Hebrew University in Jerusalem (1976), and an M.Sc. in Engineering-Economic Systems from Stanford University, California (1978).

He served as Israeli Minister of the Interior from July-November 1995 and as Minister of Foreign Affairs from November 1995 until June 1996. Elected to the Israeli Knesset in 1996, he served as a Member of the Knesset Foreign Affairs and Defense Committee.

In 1996, General Barak was elected Chairman of the Labor Party. Ehud Barak was elected Prime Minister of Israel on May 17, 1999. forming his government to the Knesset on July 6, 1999, assuming office as Prime Minister and Minister of Defense. He completed his term as Prime Minister on March 7, 2001

About Medina International Corp.

Medina is developing and testing a prototype of its first product called the Peroxide Explosives Tester or PET. PET is a small pen like probe, included in a mobile kit for determining the presence of peroxide-based explosives using three chemical solutions and relies on direct contact with the suspicious substance. PET is being designed for rapid, on-site detection of peroxide-based explosives and its main advantages are high sensitivity, high selectivity, fast response, simple operation, small size and cost effectiveness. It is anticipate that PET may be launched in 2006.

For more information, please contact:	Gadi Aner
Phone: 011 972-4-604 0483
Fax: 011 972-4-604 0486

Safe Harbor Statement

This press release contains statements, which may constitute “forward-looking statements”. Those statements include statements regarding the intent, belief or current expectations of Medina International Corp., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include that we are developing and testing a prototype of our first product called the PET; that PET will be designed for rapid, on-site detection of peroxide-based explosives and its main advantages are high sensitivity, high selectivity, fast response, simple operation, small size and cost effectiveness; and that PET may be launched in 2006.

Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped; and that we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company’s recent 8-K filed with the SEC describing the acquisition of our technology .